Exhibit 10.2

                Letter of Intent (Reynolds Metals Company, Inc.)

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                             REYNOLDS METALS COMPANY
                 P. O. BOX 27003 - RICHMOND, VIRGINIA 23261-7003


                                  June 19, 1998


Mr. Maurice C. Mitchell
President and Chief Operating Officer
Avalon-Borden Companies, Inc.
777 South Lawrence Street, Suite 100
Montgomery, Alabama 36104

Dear Mr. Mitchell:

     With reference to your letter dated March 18, 1998 to the undersigned, we are pleased to confirm the intention of Reynolds Metals Company ("Reynolds") to sell to Avalon-Borden Companies, Inc. or to one of its affiliates acceptable to Reynolds (in either case, "Buyer") Reynolds' Alloys rolling mill and its Alabama and Southern Reclamation facilities and Sheffield coil coating facility (the rolling mill and such other facilities being referred to collectively as the "Facilities") and the operations conducted (or in the case of the Southern Reclamation facility, formerly conducted) at the Facilities (the "Business") on the following terms and conditions (the "Transaction"):

     1.   PURCHASED ASSETS.


          (a) Reynolds will sell to Buyer substantially all of the assets used or held for use exclusively in the Business and at the Facilities (except as noted below), including real estate owned by Reynolds upon which the Facilities are situated; furniture; fixtures; equipment; construction in progress; repair parts and spares; Reynolds' rights under contract and commitments of the Business (including contracts and commitments between Reynolds and its affiliates and between Reynolds' Mill Products Division and Reynolds' other divisions); accounts receivable (including internal receivables); prepaid expenses; and inventory (collectively, the "Purchased Assets"), free and clear of any and all liens, claims, charges, exceptions or encumbrances except for (x) the Liabilities and (y) certain permitted liens as agreed by the parties (e.g., liens related to the industrial development bond financings referred to in the next sentence and statutory liens for taxes not yet due and liens of carriers, warehousemen and the like for sums not yet due). (Buyer acknowledges that the real property underlying certain of the Facilities is leased by Reynolds, as lessee, under industrial development
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     bond financings that, at Buyer's option, will be paid off by Reynolds before Closing or assumed by Buyer at Closing (as herein defined)).

          (b) Notwithstanding the preceding subparagraph (a), and for avoidance of doubt, the Purchased Assets will not include (i) cash; (ii) accounts receivable that are past due ("Past Due Receivables") as of the Closing Date (as herein defined); (iii) the site of Reynolds' former Listerhill reduction plant; (iv) retention ponds no longer in use; (v) surplus real estate; (vi) the Manufacturing Technology Laboratory facilities; (vii) assets located at Reynolds' headquarters in Richmond, Virginia; (viii) the trademarks REYNOLDS and Knight, Horse and Dragon Design; or the names "Reynolds", "Reynolds Metals Company", "Reynolds Aluminum" or any variation thereof; or any trademark containing REY, REYNO or REYNOLDS or a Knight, Horse and Dragon design (collectively, the "Reynolds Marks"); or (ix) assets held in or for any pension, health care or other employee benefit plan.

     2. LIABILITIES. Buyer will assume the following liabilities of Reynolds with respect to the Business (collectively, the "Liabilities"):

          (a) all current liabilities (consisting of trade payables, internal payables and other accruals) shown on the Alloys Complex Statement of Assets and Liabilities attached as Exhibit A, as adjusted for transactions in the ordinary course through the Closing Date;

          (b) post-Closing liabilities under Reynolds' collective bargaining agreements (the "CBA's") covering employees of the Business; provided, that Buyer will provide, under plans or contracts of Buyer, post-retirement medical benefits, pension benefits and all other employee benefits required under the CBA's substantially identical to those currently provided by Reynolds; and further provided, that Reynolds shall retain liability for post-retirement medical benefits payable under Reynolds' retiree medical plans only for those employees of the Business eligible as of the Closing Date (as herein defined) for such coverage under Reynolds' retiree medical plans, as well as all pension benefits accrued prior to the Closing Date. In the event the Closing Date falls within a Calendar Quarter, as such terms is used in Reynolds' pension plans, Reynolds acknowledges that the accrued pension benefits for active participants will be equal to the benefits that would have been payable to such participants if they had worked for Reynolds through the end of such Calendar Quarter;

          (c) post-Closing obligations under executory contracts (including without limitation supply agreements, purchase and sale commitments and equipment leases), or applicable portions thereof, relating exclusively to the Business; and

          (d) post-Closing obligations under environmental and other permits transferred to Buyer and covering the Facilities and/or the Business.

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     3. CLOSING; PURCHASE PRICE; POST-CLOSING ADJUSTMENT; INTERNAL RECEIVABLES
AND PAYABLES; OTHER RECEIVABLES.

          (a) We anticipate that we will sign the Agreement (as herein defined) on or before August 31, 1998 and that closing of the Transaction (the "Closing") will take place on September 30, 1998. The date on which the Closing occurs is referred to in this letter as the "Closing Date".

          (b) Buyer will pay to Reynolds in cash for the Purchased Assets the sum (the "Purchase Price") of (i) $92,160,000 plus (ii) the value, as of the Closing Date, of Net Working Capital. "Net Working Capital" means the difference between (x) current assets included in the Purchased Assets and
     (y) current liabilities included in the Liabilities. The parties acknowledge that working capital for the Business as of March 31, 1998 is $226,818,000, and that Net Working Capital as of March 31, 1998 is $211,452,000 (i.e., $226,818,000 minus $15,366,000 in Past Due
     Receivables). Buyer will pay the Purchase Price at Closing, with the amount payable at Closing attributable to Net Working Capital to be based on a statement of Net Working Capital prepared by Reynolds as of the most recent month-end for which such financial information is available.

          (c) The Purchase Price will be subject to post-Closing adjustment (the "Post-Closing Adjustment") for changes through the Closing Date in the value of Net Working Capital, such changes to be determined from a statement of Net Working Capital as of the Closing Date (the "Closing Statement") prepared by Reynolds and subject to approval by Buyer. The value of inventory reflected in the Closing Statement will be based on a physical inventory taken by Reynolds and observed by Buyer, if desired, as of the Closing Date. For purposes of valuing inventory, the costs to be used by Reynolds will be based on Reynolds' standard costs on a FIFO basis as of the Closing Date, which costs shall have been derived from Reynolds' books and records and compiled consistent with Reynolds' past practices and accounting policies; provided, that work-in-process and finished goods metal that has been held more than 90 days and is not saleable in the ordinary course of business will be written down to scrap value. The party required to pay the Post-Closing Adjustment will pay it to the other party in cash, together with interest computed from the Closing Date to the date of such payment at The Bank of New York's prime rate of interest as in effect on the Closing Date.

          (d) Internal receivables included in the Purchased Assets and internal payables included in the Liabilities will be netted and discharged no later than 30 days after Closing.

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          (e) For a period of 90 days following the closing (the "Collection
     Period"), Buyer will use commercially reasonable efforts to collect receivables (other than internal receivables) included in the Purchased Assets. Buyer may, at its option, tender back to Reynolds any receivables that remain uncollected at the end of the Collection Period within 10 days following the expiration of the Collection Period for the face amount thereof (less any reserve transferred to Buyer).

     4. REYNOLDS MARKS AGREEMENT. Reynolds will grant to Buyer, for a period of one year from the Closing, the non-transferable right to use the Reynolds Marks solely for use in the conduct of the Business on equipment, signage, materials, supplies and other Purchased Assets on hand as of the Closing and bearing any of the Reynolds Marks.

     5. TECHNOLOGY AND SOFTWARE.

          (a) Reynolds will grant Buyer a perpetual, royalty-free, fully paid up license under Reynolds-owned patents, copyrights and technology ("Licensed Technology") that cover processes, methods, practices, techniques and systems currently used and/or products currently produced at the Facilities. The license will be freely transferable to a buyer of the Facilities. The license will, among other things, include the right to change and further develop the Licensed Technology. The license will grant worldwide nonexclusive rights to sell products produced at the Facilities. The license will grant the exclusive right in North America (subject to the next sentence) to make products using Licensed Technology used solely at the Facilities and the nonexclusive right to make products in North America using technology used at other facilities now or previously owned by Reynolds. The exclusive license referred to in the preceding sentence will remain exclusive until the end of the five-year term of the covenant not to compete referred to in paragraph 10 or until such earlier date that Buyer determines not to produce a particular product to which the Licensed Technology relates, and thereafter will be nonexclusive. For avoidance of doubt, the "exclusive" license will permit Reynolds to use Licensed Technology, subject to the noncompetition covenant provisions.

          (b) Reynolds will transfer to Buyer as part of the Purchased Assets software owned by Reynolds that is used exclusively in the Business ("Exclusive Business Software"). Reynolds will continue, until the Closing, ongoing efforts with respect to programming changes in Exclusive Business Software needed to resolve Year 2000 issues. However, Exclusive Business Software will be transferred to Buyer at Closing on an "as is" basis, without warranty as to Year 2000 compliance.

          (c) Under a Data Processing Services Agreement, Reynolds will grant Buyer perpetual, royalty-free, fully paid up licenses to use certain software owned or developed by Reynolds, which is currently used, but not exclusively, in

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     the Facilities ("Licensed Software"). Under such licenses, Buyer would have the right to change and further develop the Licensed Software, including all source and object codes. Licensed Software will be provided on an "as is" basis.

     6. TRANSITION SERVICES. At the Closing, Buyer and Reynolds will enter into one or more transition service agreements (including the Data Processing Services Agreement referred to above) pursuant to which Reynolds will provide certain data processing, accounting and other corporate administrative services as may be agreed by us currently being provided to the Business for up to one year from the Closing. Reynolds will provide such transition services on mutually agreeable terms and conditions.

     7. CAN SHEET SUPPLY AGREEMENT.

          (a) Buyer acknowledges that Reynolds has negotiated with Ball Corporation and its affiliate Ball Metal Beverage Container Corp. (individually and together, "Ball") an agreement (the "Reynolds Can Sheet Supply Agreement") under which Reynolds would, effective upon the closing of the sale of Reynolds' Global Can Division to Ball (the "Can Division Sale"), supply can sheet to Ball. Promptly upon Buyer's execution of this letter, Reynolds will seek to obtain Ball's consent to Reynolds' (i) disclosure of the Reynolds Can Sheet Supply Agreement to Buyer and (ii) assignment of the Reynolds Can Sheet Supply Agreement to Buyer. Buyer will cooperate with Reynolds in providing such information as may be necessary to obtain Ball's consent as described in the preceding sentence. For a period of fifteen days following its initial receipt of the Reynolds Can Sheet Supply Agreement from Reynolds, Buyer shall have the right (upon written notice delivered by fax or otherwise to Reynolds within such fifteen-day period) to terminate its obligation to consummate the Transaction if the terms of the Reynolds Can Sheet Supply Agreement are not acceptable to Buyer.

          (b) If Ball consents to Reynolds' assignment of the Reynolds Can Sheet Supply Agreement to Buyer and Buyer does not exercise the termination right referred to in the preceding subparagraph, then:

               (i) if the closing of the Can Division Sale precedes the Closing, at Closing Reynolds (in its capacity as supplier) will assign the Reynolds Can Sheet Supply Agreement to Buyer and Buyer will assume Reynolds' rights and obligations as supplier under the Reynolds Can Sheet Supply Agreement;

                                       OR

               (ii) if the Closing precedes the closing of the Can Division Sale, Reynolds and Buyer will, at Closing, enter into an agreement substantially

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          identical to the Reynolds Can Sheet Supply Agreement, with only such changes therein as are described in the next sentence (with such changes, the "Borden Can Sheet Supply Agreement"). At the closing of the Can Division Sale, Reynolds (in its capacity as purchaser) shall assign the Borden Can Sheet Supply Agreement to Ball and Ball will assume Reynolds' rights and obligations as purchaser under the Borden Can Sheet Supply Agreement. The preceding portions of this clause (y) notwithstanding, the pricing mechanisms currently in effect under the commitment of Reynolds' Mill Products Division to supply can sheet to Reynolds' Global Can Division will apply under the Borden Can Sheet Supply Agreement until the earlier of (i) the closing of the Can Division Sale or (ii) December 31, 1998.

          (c) Either Reynolds or Buyer may terminate its obligation to consummate the Transaction if Ball does not consent before the Closing date to Reynolds' assignment of the Reynolds Can Sheet Supply Agreement to Buyer.

     8. CERTAIN OTHER AGREEMENTS.

          (a) Without limiting the generality of paragraphs 1 and 2(c), Reynolds will assign to Buyer at Closing the UBC Supply Agreement dated as of February 27, 1998 between Reynolds and Wise Recycling, LLC.

          (b) At closing, Reynolds will enter into an agreement (the "Metal Supply Agreement") to supply P1020 unalloyed aluminum ingot ("P1020 Ingot") and alloyed sheet ingot ("Sheet Ingot") to Buyer. Under the Metal Supply Agreement, Reynolds will sell P1020 Ingot and Sheet Ingot to Buyer at market prices. The Metal Supply Agreement will contain other mutually acceptable terms and conditions.

     9. EMPLOYEES.

          (a) Buyer will offer employment to all bargaining unit Business employees (including without limitation those on lay-off, disability, lease of absence or workers' compensation at Closing) and all or a portion of the salaried Business employees. Bargaining unit Business employees who accept Buyer's offer of employment will be Buyer's employees effective as of the Closing, but the status of such bargaining unit Business employees with respect to their active employment, lay-off, disability, leave of absence or workers' compensation shall not change as a result of the Closing. Salaried Business employees on disability, leave of absence or workers' compensation at Closing shall remain Reynolds' employees until such time as they are employed by Buyer. As between Reynolds and Buyer, Reynolds shall be solely responsible for all matters relating to any Business employees who do not accept Buyer's offer of employment.

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          (b) Subject to the provisions of paragraph 2(b), in the case of bargaining unit Business employees, Buyer will assume the post-Closing obligations of Reynolds under the CBA's, including without limitation obligations with respect to post-retirement medical benefits and pension benefits. Reynolds will reimburse Buyer for any costs incurred by Buyer with respect to bargaining unit Business employees that are on lay-off, disability, leave of absence or workers' compensation at Closing until the time such employees return to work for Buyer. Bargaining unit Business employees hired by Buyer will receive credit for service with Reynolds for all purposes under Buyer's employee benefit plans and programs.

          (c) Reynolds has been engaged and will continue with due diligence to engage in negotiations with the unions representing certain bargaining unit Business employees regarding changes in work rules. Reynolds will keep Buyer apprised of developments in these continuing negotiations. To the extent possible, Buyer intends to continue Reynolds' terms and conditions of employment for bargaining unit Business employees. Therefore, the parties intend that the Transaction not be construed as a "permanent shutdown" for purposes of Section III of Reynolds' pension plans for hourly employees or Reynolds' supplemental unemployment benefit plans.

          (d) Buyer will provide salaries Business employees hired by Buyer competitive salaries and benefits. Salaried Business employees hired by Buyer will receive credit for service with Reynolds for all purposes under Buyer's employee benefit plans and programs except for benefit accruals under a defined benefit pension plan. Reynolds shall retain liability for post-retirement medical benefits payable under Reynolds' retiree medical plans only for those salaried Business employees hired by Buyer eligible as of the Closing Date for such coverage under Reynolds' retiree medical plans. For avoidance of doubt, Reynolds shall have no liability for post-retirement medical benefits, if any, payable by Buyer under Buyer's plans to salaried Business employees.

          (e) In the case of salaried Business employees who are employed by Buyer and thereafter terminated by Buyer ("Terminated Salaried Employees") other than for cause on or before the first anniversary of the Closing Date, Buyer will make severance payments ("Severance") to each such terminated employee in an amount equal to the amount such employee would have received under Reynolds' Salaried Employee Enhanced Termination Package, and Buyer will provide continued health care and life insurance coverage ("Continued Benefits") for each such employee for the same period of time such employee would have received such coverage under Reynolds' Termination Allowance Policy, in each case based on such employee's combined service with Reynolds and Buyer. The preceding sentence notwithstanding, Reynolds shall reimburse Buyer for the costs of Severance and Continued Benefits paid by Buyer to up to

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     15 Terminated Salaried Employees terminated by Buyer within six months after the Closing Date.

     10. COVENANT NOT TO COMPETE. Reynolds will agree not to compete with Buyer in North America for five years after Closing (the "Restricted Period") in the manufacture and sale of aluminum can sheet, rigid container sheet, trailer roof coil, brazing sheet and fin stock ("Alloys Products"). This covenant will not apply in the case of (i) activities currently conducted by Reynolds or its affiliates other than through the Business (including existing sales, marketing, technology transfer and technical assistance arrangements with Samara Metallurgical Company); (ii) operations of any aluminum company which may acquire Reynolds; (iii) operations being conducted at the time of acquisition by any aluminum company which may be acquired in whole or in part by Reynolds; and
(iv) activities conducted by Reycan S.E.C./Reycan L.P. The covenant may contain such other exceptions as are mutually acceptable to the parties. For avoidance of doubt with respect to clause (i) above, Reynolds will agree not to enter into any additional arrangements during the Restricted Period with respect to the sale or marketing of Alloys Products in North America.

     11. OPERATION OF THE BUSINESS. From the execution of this letter until the Closing, Reynolds will conduct the Business in the ordinary course in a manner consistent with past practices. Buyer acknowledges that, the preceding sentence notwithstanding, (i) Reynolds will continue to pursue the sale of its Global Can Division pursuant to a definitive agreement it has entered into with Ball and that, if such sale is concluded before the Closing, Reynolds will enter into the Reynolds Can Sheet Supply Agreement in connection with the sale and (ii) Reynolds will make a good faith effort to make further manpower reductions at the Facilities.

     12. DEFINITIVE AGREEMENT. Promptly upon your execution of this letter, Reynolds will instruct its counsel to prepare a draft of a definitive purchase agreement (the "Agreement"). The Agreement will contain the terms and conditions set forth in this letter and representations, warranties, covenants and indemnities that are customary in transactions of this nature and mutually acceptable to the parties. Among other things, the Agreement will (i) provide that Buyer shall not be entitled to indemnification for environmental matters unless the claim for indemnification is asserted on or before the fifth anniversary of the Closing Date (except for off-site disposal liabilities, with respect to which Reynolds' indemnification obligations shall continue indefinitely) and (ii) contain environmental remediation provisions substantially in the form set forth on Exhibit B. Each party will negotiate in good faith to arrive at a mutually acceptable Agreement.

     13. DUE DILIGENCE. Reynolds acknowledges that Buyer will, at Buyer's sole cost and expense, conduct a customary due diligence review of the Facilities, the Purchased Assets and the Business. Reynolds will provide Buyer with full access (during regular business hours and subject to reasonable constraints to protect health and safety and minimize business disruption) to its assets, properties, books and

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records, and other pertinent information as Buyer may reasonably request to conduct its due diligence.

     14. CERTAIN CONDITIONS.

          (a) Execution of the Agreement will be subject to the completion by Buyer of its due diligence review.

          (b) Closing will be subject to the following conditions: (i) negotiation and execution of the Agreement; (ii) filing of the necessary premerger notification notices and receipt of termination notices with respect to, or expiration of, the waiting period as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); (iii) receipt of any other governmental, environmental, regulatory or material third party consents and approvals required in connection with the purchase and sale of the Purchased Assets; (iv) approval of the Transaction by the Board of Directors of Reynolds and Buyer; (v) Buyer's right under paragraph 7(a) to terminate its obligation to consummate the Transaction; and (vi) the right of Reynolds or Buyer under paragraph 7(c) to terminate its obligation to consummate the Transaction.

     15. EXCLUSIVITY. In consideration of the expenditure of time, effort and expense to be undertaken by Buyer in connection with the negotiation of the Agreement, from the date both parties execute this letter through August 31, 1998, as long as Buyer is proceeding diligently and in good faith, Reynolds will not negotiate with any other entity or person concerning a sale of the Business (other than sales in the ordinary course of business). Provided that the Agreement is executed by the parties on or before August 31, 1998, the Agreement shall provide for a further period of exclusivity through September 30, 1998.

     16. CONFIDENTIALITY. Reynolds has entered into a Confidentiality Agreement dated as of January 9, 1998 with Avalon Investment and Securities Group (the "Confidentiality Agreement"). Buyer agrees to be bound by the Confidentiality Agreement as though it were a party thereto, and the parties acknowledge and agree that the Confidentiality Agreement will remain in full force and effect following execution of this letter and hereby ratify and confirm their respective obligations thereunder.

     17. EXPENSES. Each of Reynolds and Buyer will pay its own costs and expenses, including the fees of attorneys, accountants, brokers and other advisors and all filing fees under the HSR Act, incurred at any time in connection with the Transaction.

     18. PUBLICITY. Except as may be required by law or applicable stock exchange rules, no public announcement of our negotiations or the signing of this letter will be made by either party without the prior consent of the other.

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     19. BINDING OBLIGATIONS. We intend this letter to be an expression of intent only, except that the last sentence of paragraph 12, the second sentence of paragraph 13, paragraphs 15 through 22 and paragraph 24 create binding and enforceable obligations. No party may reasonably rely on any promises inconsistent with this paragraph.

     20. TERMINATION. This letter will expire (i) at the end of the day on August 31, 1998 or (ii) at any earlier time upon our written mutual agreement. The provisions of paragraphs 16, 17, 18, 21 and 22 will survive any termination of this letter.

     21. EQUITABLE REMEDIES. The parties acknowledge that upon any breach of any of the binding obligations under this letter, a non-breaching party will be entitled to the right of specific performance and temporary and permanent injunctive relief.

     22. GOVERNING LAW. This letter and the Agreement will be construed and enforced in accordance with the laws of the Commonwealth of Virginia, other than its rules with respect to choice of laws.

     23. COUNTERPARTS. This letter may be signed in any number of counterparts, each of which will be deemed an original, and all such counterparts will constitute but one instrument.

     24. ASSIGNMENT. Buyer may not assign its rights or obligations under this letter without the prior written consent of Reynolds.


                            [SIGNATURE PAGE FOLLOWS]


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     If you agree with the foregoing, please sign a copy of this letter and return it to the attention of the undersigned. We look forward to hearing from you.

                                              Very truly yours,

                                              REYNOLDS METALS COMPANY


                                              By: /s/ John B. Kelzer
                                                  -----------------------------
                                                  John B. Kelzer
                                                  Vice President

AGREED AND ACCEPTED:

AVALON-BORDEN COMPANIES, INC.


By: /s/ Maurice C. Mitchell
    ------------------------------------
    Name:   Maurice C. Mitchell
    Title:  President and Chief Operating Officer
    Date:   June 22, 1998


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                                                                       EXHIBIT A

                                 ALLOYS COMPLEX
                      STATEMENT OF ASSETS AND LIABILITIES*
                                 (in thousands)

                                 March 31, 1998

Receivables - Customer                                       $ 20,384
Receivables - Unconsolidated Subsidiaries                      35,125
Receivables - Internal (Can Division)                          41,883
Receivables - Internal (Other)                                  1,083
                                                             --------
     Total Receivables                                       $ 98,475

Total Inventories                                             171,360
Prepaid Expenses                                                    8
                                                             --------
     Total Current Assets                                    $269,843

Less:  Current Liabilities
    Trade Payables                                           $ 20,196
    Internal Payables                                          13,759
    Other Accruals                                              9,070
                                                             --------
Total Current Liabilities                                    $ 43,025

Working Capital                                              $226,818

Book Value PP&E                                              $443,270
Construction in Progress                                        8,466
                                                             --------
     Total PP&E                                              $451,736

Repair parts and spares                                        25,405
Other Non Current Assets                                          337
                                                             --------
Total Facilities                                             $477,478

Total Facilities and Working Capital                         $704,296
                                                             ========

-----------
* This Statement of Assets and Liabilities does not include corporate reserves or liabilities such as environmental, restructuring, tax, or provision for postretirement benefits, PP&E includes all of Alloys, ARP and SRC.

                                                                       EXHIBIT B

                      ENVIRONMENTAL REMEDIATION PROVISIONS


1. Remediation Activity. Buyer will complete its Phase I and Phase II environmental audit before Closing. If, as a result of such Phase I or Phase II environmental audits or otherwise, Buyer determines that remediation activity is required in order to assure compliance with environmental laws, Buyer shall give written notice thereof to Reynolds identifying the condition or situation that Buyer reasonably believes requires remediation activity by Reynolds and the factual basis for such belief. Reynolds will use its best efforts to respond to such notice from Buyer as promptly as is reasonably practicable and, to the extent feasible, within thirty (30) days will set forth in writing in such response Reynolds' proposed schedule for development of a plan for conducting and completing such remediation activity as Reynolds reasonably believes is required (i) to complete the full characterization and determination of the extent of any environmental contamination and (ii) to remediate any environmental contamination that existed as of the Closing (including any post-Closing migrations) to the extent required. Reynolds will at Reynolds' sole cost and expense conduct and complete such remediation activity property and as promptly as is reasonably practicable and utilizing such consultants and contractors as Reynolds shall select with the approval of Buyer (such approval not to be unreasonably withheld). Without limiting the generality of the foregoing, Reynolds shall determine the plan for and shall control and be responsible for the prompt planning, conducting and completion of all such remediation activity, utilizing such consultants and contractors as Reynolds shall select with the approval of Buyer (such approval not to be unreasonably withheld). However, Reynolds will, in making all such plans and conducting all such remediation activity, allow a reasonable opportunity for Buyer's designated environmental personnel, consultants and contractors to consider and comment upon all material matters, and any dispute or disagreement between the parties regarding any aspect of such remediation activity, including any such determination by Reynolds, shall be subject to the dispute resolution provisions of Section 3; provided, however, that if such dispute involves environmental contamination that has been reported to state or federal authorities the determination of the applicable remediation activity will be determined as provided in subsection (a) below. Reynolds shall provide to Buyer copies of any final reports and final laboratory reports prepared by or for Reynolds in connection with remediation activity. Reynolds shall, and shall cause its personnel, consultants and contractors to, safeguard Buyer's assets, operations and personnel and shall indemnify Buyer for any loss, damage or injury arising out of any remediation activity except to the extent such loss, damage or injury resulted from the negligent or willful act of Buyer or its agents or contractors. The following subsections of this Section 1 set forth certain express agreements of the parties regarding remediation activity, and the foregoing general provisions of this Section 1 shall be construed and interpreted in a manner consistent with these express agreements:

        (a) With respect to any remediation activity relating to any environmental contamination and related release, Reynolds may seek to conduct such remediation activity under applicable environmental regulatory programs in the State of Alabama (as determined by Reynolds and approved by the appropriate Alabama authority), and, subject to the further provisions of this subsection, any remediation activity so conducted under applicable environmental regulatory programs in the State of Alabama will be considered completed when the applicable Alabama authority issues a written confirmation that no further remediation activity is required in order to comply with applicable environmental laws. If an applicable authority does not require any immediate remediation activity with respect to environmental contamination that exists at or before the Closing, Reynolds shall not be required under the definitive agreement to undertake immediate remediation activity (although it may elect to do so as provided hereunder), but in that event, Reynolds shall retain liability for compliance with environmental laws in effect as of the Closing and for such environmental contamination including post-Closing migrations. However, notwithstanding the foregoing, it is expressly agreed that: (i) no such plan for remediation activity or written confirmation of compliance with environmental laws may be based upon any requirement that Buyer agree to limit its use of the Facilities or encumber its title to the real property with any restrictive covenant that would, in either case, restrict the use of the Facilities for industrial purposes as of Closing as permitted under the existing zoning and land use restrictions applicable thereto; and (ii) in the event that, notwithstanding the receipt of such written confirmation of compliance from the applicable Alabama authority as contemplated above, such Alabama authority or any other authority determines at any time that any further remediation activity is required with respect to the same environmental contamination that was the subject of the remediation activity addressed by such written confirmation of compliance, then Reynolds shall be and remain responsible to conduct and complete such further remediation activity with regard to such environmental contamination as so required.

                  Reynolds shall to the greatest extent feasible conduct and complete all remediation activity so as to avoid any material interference with Buyer's use and enjoyment of the purchased assets or conduct of the business at the Facilities. In the event any such material interference is nevertheless necessary, Reynolds shall conduct such remediation activity in accordance with Buyer's reasonable requirements as to scheduling and other matters in order to minimize such interference.

        (b) Any other provisions hereof to the contrary notwithstanding, it is expressly agreed that Buyer may take any action on the real property that Buyer reasonably believes is required in order to comply with any applicable environmental laws. To the extent Buyer believes such action is required to be taken by Reynolds hereunder, Buyer shall request that Reynolds take such action. However, if Reynolds does not take such action promptly, Buyer may do so. In the event Reynolds does not take the requested action but it is ultimately determined Reynolds was required to do so hereunder, Reynolds shall indemnify Buyer for all costs reasonably incurred in taking such action.

         (c) Any other provisions hereof to the contrary notwithstanding, it is expressly agreed that Reynolds may undertake any remediation activity that Reynolds reasonably believes is necessary in order to reduce its liability for environmental contamination it is liable for hereunder. Such remediation activity shall be performed in accordance with the requirements described in this Exhibit B (including Section 1) and may be undertaken whether or not the parties are in any pre-arbitration or arbitration process described in the definitive agreement.

         Reynolds' obligations under this Section 1 shall apply only to environmental contamination that existed as of Closing (including post-Closing migrations) the existence of which is reasonably identified in a notice to Reynolds from Buyer given on or before the fifth anniversary of the Closing Date. Any such notice shall also state in reasonable detail the basis for Buyer's claim that such contamination existed as of Closing.

2.       Communications with Authorities.

         Each of Buyer and Reynolds shall be fully authorized and entitled to communicate at any time and in any manner with any authorities regarding any environmental matters if such communication is reasonably believed by such party to be required to (i) satisfy any legal requirement, (ii) obtain any permit or (iii) respond to any inquiry from, or provide information requested by, any authority. In addition, Reynolds and Buyer shall each keep the other party reasonably informed and provide the other party copies of all correspondence and other written communications, and a reasonable opportunity to participate in all material oral communications and meetings, with authorities concerning remediation activity. Except to the extent otherwise required or permitted by the foregoing, Buyer agrees that Reynolds' right to determine the plan for and to control remediation activity includes Reynolds' right to determine the approach to be taken in communicating with authorities about such proposed or ongoing remediation activity, and Buyer will not communicate with such authorities in any manner intended to cause such authority not to accept Reynolds' proposed or ongoing plans for such remediation activity.

3.       Dispute Resolution.

         (a) If any dispute or disagreement exists with regard to any matter under or pertinent to any provisions of this Exhibit B after Closing, either of the parties may require the other to submit the reasons for its position, in writing, and then to enter into good faith negotiations to attempt to resolve the disagreement before invoking any other dispute resolution mechanisms set forth in the definitive agreement.

         (b) Either party shall have the right, at any time, to request review of such matter by an appropriate senior executive officer of each party ("Executive Review"). A party shall exercise its right to request Executive Review by providing a written notice to the other party. The senior executive officers of each party shall meet within thirty (30) days of the date such notice is delivered to the other party, and shall engage in good faith efforts to resolve the disagreement for a period of up to thirty (30) days following such initial meeting.

         (c) If any dispute or disagreement has not been resolved by Executive Review within such thirty (30) day period, such unresolved dispute or disagreement shall be finally settled under the Commercial Arbitration Rules of the American Arbitration Association and in accordance with the following:

                  (i) The arbitrators shall have no authority, power or right to alter, change, amend, modify, add to or subtract from any of the provisions of the definitive agreement or any related agreements, or to render an award that by its terms has the effect of altering or modifying any express condition or provision of such agreements.

                  (ii) Each arbitration hearing shall be conducted in Richmond, Virginia unless the parties otherwise mutually agree. Each party will bear full responsibility for its own expenses attendant to the arbitration proceeding, and each party will share equally in the payment of all other costs of arbitration.

                  (iii)    Each dispute will be submitted to a panel of three
                           (3) arbitrators of whom one (1) will be selected by each party and the third by such other two (2) arbitrators from one or more panels of qualified environmental arbitrators named by the American Arbitration Association, unless the parties otherwise mutually agree. If the third arbitrator has not been selected within thirty (30) days after the first party arbitrator is named, such third arbitrator will be named by the American Arbitration Association.

                  (iv) Each award will be made in writing and will contain findings of fact and conclusions of law and will be final and binding upon the parties to the extent permitted by law. Judgment may be entered on the award in any court having jurisdiction.

                  (v) The arbitrators will have no authority to award punitive damages or any other damages not measured by the prevailing party's actual damages.

                  (vi) During pendency of the resolution of a dispute or disagreement or if a dispute or disagreement has not been resolved, either party may continue to perform remediation activity work, or take action to prevent or ameliorate environmental losses, but shall not be obligated to do so.

         (d) The foregoing provisions of this Section 3 shall not apply to disputes which require immediate judicial assistance, such as a restraining order.

                             REYNOLDS METALS COMPANY
                6601 BROAD STREET o RICHMOND, VIRGINIA 22230-1701
         MAILING ADDRESS: P.O. BOX 27001 o RICHMOND, VIRGINIA 22230-1701


                               September 30, 1988

SECRETARY AND                                               Tel
ASSISTANT GENERAL COUNSEL                                   Telecopy


Mr. Maurice C. Mitchell
President and Chief Operating Officer
Avalon-Borden Companies. Inc.
777 South Lawrence Street, Suite 100
Montgomery, Alabama 36104

         Re:  Amendment No. 2 to Letter of Intent

Dear Mr. Mitchell:

         Please refer to the letter agreement dated June 19, 1998 between Reynolds Metals Company ("Reynolds") and Avalon-Borden Companies. Inc, ("Avalon-Borden"), as amended by the letter agreement between Reynolds and Avalon-Borden dated August 27, 1998 (as amended, the "Letter of Intent"). This will confirm that Reynolds and Avalon-Borden have agreed to change the date referred to in the first sentence of paragraph 15 and in paragraph 20 of the Letter of Intent from "September 30, 1998" to "October 9, 1998". Except as amended by the preceding sentence, the Letter of Intent shall remain in full force and effect. If you agree with the foregoing, please sign a copy of this letter and return it to the attention of the undersigned.

                                                     Very truly yours.

                                                     REYNOLDS METALS COMPANY

                                                     By:  /s/ Donna C. Dabnoy
                                                          -------------------
                                                              Donna C. Dabnoy

AGREED:

AVALON-BORDEN COMPANIES. INC.

By: /s/ Maurice C. Mitchell
    -----------------------------------------
        Maurice C. Mitchell
        President ant Chief Operating Officer

                             REYNOLDS METALS COMPANY
                 P.O. BOX 27003 o RICHMOND, VIRGINIA 23261-7003

                                 October 8, 1998

Mr. Maurice C. Mitchell
President and Chief Operating Officer
Avalon-Borden Companies, Inc.
777 South Lawrence Street, Suite 100
Montgomery, Alabama 36104

         Re:  Amendment No. 3 to Letter of Intent

Dear Mr. Mitchell:

         Please refer to the letter agreement dated June 19, 1996 between Reynolds Metals Company ("Reynolds") and Avalon-Borden Companies, Inc. ("Avalon-Borden"), as amended by the letter agreements between Reynolds and Avalon-Borden dated August 27, 1998 and September 30, 1998 (as amended, the "Letter of Intent"). This will confirm that Reynolds and Avalon-Borden have agreed to change the date referred to in the first sentence of paragraph 15 and in paragraph 20 of the Letter of Intent from "October 9, 1998" to "October 20, 1998." Except as amended by the preceding sentence, the Letter of Intent shall remain in full force and effect. If you agree with the foregoing, please sign a copy of this fetter and return it to the attention of the undersigned.

                                             Very truly yours.

                                             REYNOLDS METALS COMPANY

                                             By:  /s/ John B. Keizer
                                                  ----------------------
                                                      John B. Keizer
                                                      Vice President



AGREED:

AVALON-BORDEN COMPANIES. INC.

By: /s/Maurice C. Mitchell
      Maurice C. Mitchell
      President ant Chief Operating Officer

                             REYNOLDS METALS COMPANY
                          RICHMOND, VIRGINIA 23261-7003


                                November 5, 1998

VICE PRESIDENT AND GENERAL MANAGER
MILL PRODUCTS DIVISION

Mr. Maurice C. Mitchell
President and Chief Operating Officer
Avalon-Borden Companies. Inc.
777 South Lawrence Street, Suite 100
Montgomery, Alabama 36104

         Re:  Amendment No. 2 to October 28, 1998 Letter of Intent

Dear Mr. Mitchell:

         Please refer to the letter agreement dated October 28, 1998 between Reynolds Metals Company ("Reynolds") and Avalon-Borden Companies, Inc. ("Avalon-Borden"), as amended by the letter agreement between Reynolds and Avalon-Borden dated November 2, 1998 (as amended, the "Letter of Intent"). This will confirm that Reynolds and Avalon-Borden have agreed to change the dates referred to in paragraph 15 and in clauses (iii) and (iv) of paragraph 20 of the Letter of Intent to "December 10, 1998". Except as amended by the preceding sentence, the Letter of Intent shall remain in full force and effect. If you agree with the foregoing, please sign a copy of this letter and return it to the attention of the undersigned

                                             Very truly yours.

                                             REYNOLDS METALS COMPANY

                                             By:  /s/ John B. Keizer
                                                  ------------------
                                                      John B. Keizer
                                                      Vice President



AGREED:

AVALON-BORDEN COMPANIES. INC.

By: /s/ Maurice C. Mitchell
   ------------------------------------------
   Maurice C. Mitchell
   President ant Chief Operating Officer